Exhibit 99.2
TD AMERITRADE FOUNDER JOE RICKETTS TO RETIRE FROM BOARD TO
CONCENTRATE ON ENTREPRENEURSHIP AND PHILANTHROPY
Little Jackson Hole, WY, September 16, 2011 — Joe Ricketts announced today that he would retire from the TD Ameritrade board of directors to concentrate fully on entrepreneurship and philanthropy. Ricketts will step down from the board effective October 20, 2011.
Ricketts, who, with a few partners, founded the company that grew into present day TD Ameritrade, said, “after more than 35 years working with talented teams to help TD Ameritrade grow into an exceptional company, the time is right for me to focus on new adventures. The company’s current management has demonstrated wonderful ability, growing TD Ameritrade into a company that now has hundreds of billions of dollars in client assets and leads our competitors with hundreds of thousands of trades per day. This management team is my Dream Team, and not just because they are taking us to the 2012 London Olympics. I believe the company is well positioned to continue delivering a world class client experience while building value for shareholders.”
Ricketts, together with his wife and family, remains the largest individual shareholders of TD Ameritrade. Ricketts’ son, Todd, will be designated to fill the board seat Ricketts had occupied, joining elder brother Peter as a director.
Ricketts currently operates several early-stage companies, including premium bison distributor Golden Bison (www.HighPlainsBison.com), online neighborhood news source DNAinfo.com (www.DNAinfo.com), feature movie company The American Film Company (www.TheAmericanFilmCompany.com), and premiere fly fishing destination Jackson Fork Lodge (www.JacksonFork.com).
Ricketts also established and directs the charitable foundation Opportunity Education (www.OpportunityEducation.org) and its sister charity, Opportunity Education College Fund. Additionally, he founded Ending Spending (www.EndingSpending.com), a policy advocacy group focused on reducing excessive government spending.
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Contact Information:
press@hugollc.com

Forward Looking Statements Note
This release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause the actual results or performance of TD Ameritrade to differ materially from these statements. These statements reflect only Mr. Ricketts’ current expectations and are not guarantees of future performance or results of TD Ameritrade. These risks, uncertainties and assumptions include general economic and political conditions, interest rates, market fluctuations and changes in client trading activity, increased competition, systems failures and capacity constraints, ability to service debt obligations and the other uncertainties and risk factors described in TD Ameritrade’s latest Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on November 19, 2010, and its Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2011.